Exhibit 99.4

COMMAND TECHNOLOGIES, INC.

UNAUDITED CONDENSED BALANCE SHEET

(Dollars in Thousands)

June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$46
Accounts receivable, net	9,740
Prepaids and other current assets	503

Total current assets	10,289

Property, plant and equipment, net	449
Other assets	13

Total assets	$10,751

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$952
Compensation and related items	2,428

Total current liabilities	3,380

Shareholders’ Equity:
Common stock	5
Paid-in capital	2,771
Retained earnings	4,595

Total shareholder’s equity	7,371

Total liabilities and shareholder’s equity	$10,751

COMMAND TECHNOLOGIES, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

	Six months ended June 30,
	2004	2003
Revenue	$19,191	$23,381
Cost of revenue	15,179	19,505

Gross profit	4,012	3,876

General and administrative expenses	4,576	2,177
Loss on disposal of assets	242	60

Operating (loss) income	(806)	1,639

Interest income	12	5
Interest expense	(57)	(138)

Net interest expense	(45)	(133)

Net (loss) income	$(851)	$1,506

Other comprehensive (loss) income:
Unrealized loss on investments	—	(21)

Comprehensive (loss) income	$(851)	$1,485

See accompanying note to the unaudited condensed financial statements.

COMMAND TECHNOLOGIES, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	Six months ended June 30,
	2004	2003
Cash flows from operating activities:
Net (loss) income	$(851)	$1,506
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	118	131
Loss on sale of assets	226	—
Loss on investments	16	60
Changes in operating assets and liabilities:
Accounts receivable	4,067	276
Prepaid expenses and other assets	(503)	—
Other assets	91	167
Accounts payable	720	(664)
Compensation and related items	(495)	728
Deferred compensation	(379)	(46)

Net cash provided by operating activities	3,010	2,158

Cash flows from investing activities:
Proceeds from sale of investments	354	31
Net decrease (increase) in notes receivable, shareholder	1,878	(242)
Decrease (increase) in notes receivable, other	488	(303)
Purchase of property and equipment	(150)	(265)

Net cash provided by (used in) investing activities	2,570	(779)

Cash flows from financing activities:
Net repayments on the line of credit	(5,643)	(1,820)
Payments on long-term borrowings	(71)	(50)
Payments on stockholders notes payable	—	(97)
Cash distributions to stockholders	(2,916)	—

Net cash used in financing activities	(8,630)	(1,967)

Net decrease in cash	(3,050)	(588)
Cash and cash equivalents, beginning of period	3,096	1,758

Cash and cash equivalents, end of period	$46	$1,170

See accompanying note to the unaudited condensed financial statements.

COMMAND TECHNOLOGIES, INC.

NOTE TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

A. Basis of Presentation - The information furnished in the accompanying Unaudited Condensed Balance Sheet, Unaudited Condensed Statements of Income and Unaudited Condensed Statements of Cash Flows have been prepared in accordance with accounting principles generally accepted in the United Stated of America for interim financial information. In the opinion of management, such information contains all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the six months ended June 30, 2004 may not be indicative of the results of operations for the year ending December 31, 2004 or any future period. This financial information should be read in conjunction with the Command Technologies, Inc.’s December 31, 2003 and 2002 audited financial statements and footnotes.

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